Exhibit 99.1

MEDIA CONTACT:

Amy Patti

312 780 5620

amy.patti@hyatt.com

INVESTOR CONTACT:

Atish Shah

312 780 5427

atish.shah@hyatt.com

FOR IMMEDIATE RELEASE

HYATT ANNOUNCES CLOSING OF 38 SELECT SERVICE HOTEL PORTFOLIO

CHICAGO (November 13, 2014) – Hyatt Hotels Corporation (NYSE: H) today announced that its affiliates have closed on the previously announced sale of 38 hotels to a company organized by Lone Star Funds (the “Purchaser”). The portfolio of 38 hotels (the “Hyatt Portfolio”) consists of Hyatt Place and Hyatt House hotels totaling 4,950 rooms. As part of the sale, Hyatt has entered into franchise agreements with the Purchaser, with all hotels retaining their existing Hyatt Place and Hyatt House branding.

The total proceeds from the sale of the Hyatt Portfolio, which is comprised of the hotels listed below, were approximately $590 million. The Purchaser intends to spend approximately $50 million in additional capital expenditures across the Hyatt Portfolio over the next 24 months.

Property	City	State	Rooms
Hyatt House Boston/Burlington	Burlington	MA	150
Hyatt House Branchburg	Branchburg	NJ	139
Hyatt House Sterling/Dulles Airport-North	Sterling	VA	162
Hyatt House Fishkill/Poughkeepsie	Fishkill	NY	135
Hyatt House Morristown	Morristown	NJ	132
Hyatt House Raleigh Durham Airport	Morrisville	NC	141
Hyatt House Parsippany-East	Parsippany	NJ	140
Hyatt House Parsippany Whippany	Whippany	NJ	135
Hyatt House Philadelphia/Plymouth Meeting	East Norriton	PA	131
Hyatt House Richmond-West	Richmond	VA	134
Hyatt House Shelton	Shelton	CT	127
Hyatt Place Albuquerque Airport	Albuquerque	NM	127

Hyatt Place Atlanta/Alpharetta/Windward Parkway	Alpharetta	GA	127
Hyatt Place Atlanta/Norcross/Peachtree	Norcross	GA	126
Hyatt Place Birmingham/Inverness	Birmingham	AL	126
Hyatt Place Boise/Towne Square	Boise	ID	127
Hyatt Place Charlotte Airport/Tyvola Road	Charlotte	NC	127
Hyatt Place Chicago/Itasca	Itasca	IL	126
Hyatt Place Cincinnati Airport/Florence	Florence	KY	126
Hyatt Place Cincinnati-Northeast	Mason	OH	127
Hyatt Place Cleveland/Independence	Independence	OH	127
Hyatt Place Denver Airport	Aurora	CO	126
Hyatt Place Detroit/Auburn Hills	Auburn Hills	MI	127
Hyatt Place Detroit/Livonia	Livonia	MI	127
Hyatt Place Lakeland Center	Lakeland	FL	127
Hyatt Place Louisville-East	Louisville	KY	121
Hyatt Place Memphis/Primacy Parkway	Memphis	TN	126
Hyatt Place Mystic	Mystic	CT	79
Hyatt Place Oklahoma City Airport	Oklahoma City	OK	126
Hyatt Place Omaha/Downtown-Old Market	Omaha	NE	159
Hyatt Place Nashville/Brentwood	Brentwood	TN	124
Hyatt Place Nashville/Opryland	Nashville	TN	123
Hyatt Place Pittsburgh Airport	Pittsburgh	PA	127
Hyatt Place Pittsburgh/Cranberry	Cranberry Township	PA	127
Hyatt Place Richmond/Arboretum	Richmond	VA	127
Hyatt Place Sacramento/ Rancho Cordova	Rancho Cordova	CA	127
Hyatt Place Secaucus/Meadowlands	Secaucus	NJ	159
Hyatt Place Tampa/ Busch Gardens	Tampa	FL	126

The term “Hyatt” is used in this release for convenience to refer to Hyatt Hotels Corporation and/or one or more of its affiliates.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt Zilara™, Hyatt Ziva™, Hyatt Residences® and Hyatt Residence Club® brand names and have locations on six continents. As of September 30, 2014, the Company’s worldwide portfolio consisted of 573 properties in 48 countries. For more information, please visit www.hyatt.com.

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